848 N. Rainbow Blvd., #2987 Las Vegas, NV, 89107

Bridgitte Lippman, Esq.

United States Securities and Exchange Commission

Washington DC 20549

RE: Pacific Gold Corp.

Form 10K for fiscal year December 31, 2011

Filed April 2, 2012

File No. 000 - 32629

Dear Ms. Lippman:

                As discussed with our attorney, Andrew Hudders, we understand that we have an additional 10 business days to respond to the comments stated in the Staff letter of July 20, 2012.

Sincerely,

/s/ Robert Landau

Robert Landau, CEO

647-288-1506